Exhibit 99.1

                   Gabelli Asset Management Inc. Announcement

     RYE, N.Y.--(BUSINESS WIRE)--Sept. 9, 2004--Gabelli Asset Management Inc. (NYSE: GBL) reported today that a sub-advisory client has notified the firm of their intention to transfer management of the largest of its three portfolios managed by Gabelli to another asset manager in mid-November. The portfolio being transferred represents approximately 3% of Gabelli's assets under management and about 1.3% of its revenues and could result in an annualized decline in operating income of approximately 2%.
     Our investment process has produced superior results since inception for these assets entrusted to us. However, a change in the ownership of the client in 2003 soon led to a change in the portfolios' originally designated benchmark. The Gabelli "Private Market Value (PMV) and a Catalyst" investment approach has provided clients with superior risk-adjusted returns for over 27 years but does not easily fit into ever-changing industry style boxes and categories.
     "We will continue to work tirelessly in pursuit of our firm's mission to earn superior risk-adjusted returns for our clients over the long term by providing value added performance through our proprietary 'Private Market Value
(PMV) and a Catalyst' fundamental research," said Doug Jamieson, President of Gabelli Asset Management.

     Gabelli Asset Management Inc., through its subsidiaries, manages approximately $27 billion in assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Alternative Investment Group).

     SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

     CONTACT: Gabelli Asset Management Inc.
              Michael R. Anastasio, 914-921-5147
              www.gabelli.com